Exhibit 4.5

Universal Electronics Inc.
Compensation Plan
For
Outside Members of the Board of Directors

The compensation for the outside members of Universal Electronics Inc. (the “Corporation”) Board of Directors for the three (3) year period commencing of July 1, 2001 and ending on June 30, 2004 shall be as follows:

1.	On July 11, 2001, the Corporation shall issue to each person who is an outside member of the Board of Directors of the Corporation on July 1, 2001 (an “Eligible Director”) that number of shares of the Corporation’s common stock (the “Stock”) that equal a “fair market value” of $84,000. The term “fair market value” shall mean the average of the high and low trading price of the Stock on July 11, 2001 as reported on The Nasdaq Stock Market or if the Stock is not then traded on The Nasdaq Stock Market, on such other national securities exchange on which the Stock is admitted to trade or, if none, on the National Association of Securities Dealers Automated Quotation System if the Stock is admitted for quotation thereon; provided, however, that if any such system, exchange or quotation system is closed on July 11, 2001, the fair market value shall be determined as of the first day immediately proceeding July 11, 2001 on which such system, exchange or quotation system was open for trading; provided, further, that in all other circumstances, “fair market value” means the value determined by the Compensation Committee of Corporation’s Board of Directors after obtaining an appraisal by one or more independent appraisers meeting the requirements of regulations issued under Section 170(a)(1) of the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

2.	Within fifteen (15) business days following each calendar quarter, one-twelfth (1/12) of the total number of shares of Stock will be distributed to each Eligible Director so long as such Eligible Director was a member of the Board of Directors during the entire calendar quarter. Until the shares of Stock have been distributed, the Stock may not be transferred or otherwise encumbered in any way. In addition, in the event an Eligible Director ceases being an outside member of the Board of Directors of the Corporation, including without limitation, resignation, death, disability, or other cessation as an outside member of the Board of Directors of the Corporation (other than a cessation that occurs within eighteen (18) months following a “Change in Control”), the shares of Stock not already distributed shall be forfeited. In the event that an Eligible Director ceases being an outside member of the Board of Directors of the Corporation for any reason (including without limitation, resignation or failure to be reelected as a director by the Corporation’s stockholders) within eighteen (18) months following a “Change in Control”, all shares of Stock not previously distributed to such person shall be distributed to such person within fifteen (15) business days following the date on which such person ceases being an outside member of the Board of Directors of the Corporation

3.	A “Change in Control” shall be deemed to occur when (i) any “person” or “group” (as such terms are used in Sections 3(a), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “1934 Act”)), other than (1) a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or (2) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock in the Corporation immediately prior to any such occurrence, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”); (ii) individuals who are members of the Board on the date of this Agreement and any individual who becomes a member of the Board hereafter whose nomination for election as a director was approved by the affirmative vote of a majority of such Directors, cease to constitute a majority of the members of the Board; (iii) there occurs a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the Voting Stock of the Corporation immediately outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the Voting Stock or the voting securities of such surviving entity outstanding immediately after such merger or consolidation; (iv) there occurs a sale or transfer or disposition of all or substantially all of the Corporation’s assets to any other corporation or entity, other than a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock in the Corporation immediately prior to such sale, transfer or disposition; or (v) the dissolution or liquidation of the Corporation.

4.	For purposes of this Compensation Plan, the Stock shall be “Restricted Securities” within the meaning of the applicable federal and state securities laws in that they have been issued pursuant to an exemption from registration under the securities laws and as such, are not freely transferable without a valid registration or an exemption from registration.

5.	In general, unless elected otherwise, an Eligible Director will not realize income for federal income tax purposes on July 11, 2001, the date on which the shares of Stock were issued pursuant to this Compensation Plan. On the date that the shares of Stock are distributed to an Eligible Director in accordance with paragraph 2 above, the Eligible Director will recognize ordinary income equal to the then “fair market value” of the shares of Stock actually distributed.